EXHIBIT 99.1

Predictive Oncology Reports Year End 2021 Financial Results and Provides Business Update

EAGAN, Minn., March 31, 2022 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today reported financial results for the year ended December 31, 2021, a period defined by growth, expansion and maturity, and provided an update on business activities.

2021 Highlights:

  Validated results of subsidiary Helomics’ Discovery 21 proof of concept of its PeDAL® platform, demonstrated ability to make high-confidence predictions in ovarian tumor samples.
  Added new revenue stream, synergistic customer base and disruptive technology through acquisition of zPREDICTA, Inc., a company pioneering tumor-specific in vitro 3D cell culture models for drug discovery and development.
  Expanded strategic sales and business development by hiring Pamela Bush, Ph.D., MBA, to lead monetization transition from research and development to commercial viability.
  Raised approximately $55M from at-the-market and private investment deals, as well as warrant exercises executed during 2021.
  Predictive subsidiary TumorGenesis partners with Swedish firm Cellevate AB, a collaboration designed to help give researchers next-generation tools to build treatments for difficult diseases.
  Subsidiary Soluble Biotech announces building qualification of GMP (Good Manufacturing Practice) facilities, allowing an expansion of their unique services to better meet the needs of their growing customer base.
  Launches website highlighting AI-powered cancer research advancements.
  Introduced Raymond F. Vennare, accomplished senior executive, board director and biotechnology entrepreneur, and Christina Jenkins, MD, strategic advisor and venture investor with expertise in clinical medicine, health systems, and health plans, as members of the Board of Directors.

“We are pleased to report that the conclusion of FY 2021 saw a strengthened balance sheet and we believe even greater value for our shareholders,” said J. Melville Engle, Chief Executive Officer and Chairman of Predictive Oncology. “This value was augmented by the Helomics Discovery 21 Patient-centric Drug Discovery Active Learning (PeDAL) proof-of-concept, and a strategic corporate acquisition in November, in line with our ongoing efforts to commercialize the products and services in our four reportable business segments.”

Mr. Engle continued, “M&A activity in 2021 was highlighted by the acquisition of zPREDICTA, Inc., whose established business model and integration of organ-specific cellular and extracellular elements into 3D culture models for in vitro cancer drug testing is believed to be accretive on a short as well as long term basis, and immediately made it a reportable business segment for Predictive. We believe this acquisition and the valuable IP that came with it will provide even more competitive advantages in helping identify, develop, and expedite new cancer therapies as it complements our Company purpose of treating specific cancers through predicted cancer treatment outcomes and optimal drug formulations. This is expected to be achieved by applying Predictive’s machine learning algorithms and unique, extensive database to zPREDICTA’s technology to make even more accurate predictions of targeted treatment outcomes in certain patients.

“Soluble Biotech, one of our other valuable business segments, which centers on contract services and research focused on solubility improvements, stability studies, and protein production, also saw exciting advancements this year toward completion of a new GMP facility. We believe the new GMP facility is expected to better meet the needs of the subsidiary’s customer base.

“We were excited to welcome Pamela Bush, Ph.D., MBA as our new SVP of Strategic Sales and Business Development, and new Board Members Raymond F. Vennare (accomplished senior executive, board director and biotechnology entrepreneur) and Christina Jenkins, MD, (strategic advisor and venture investor with expertise in clinical medicine, health systems, and health plans) to the Predictive Oncology family this year,” concluded Mr. Engle. “We believe they will all make significant contributions to help guide the Company as Predictive Oncology harnesses the power of artificial intelligence (AI) to develop personalized cancer therapies to improve patient outcomes.”

2021 Financial Highlights:

  Reinforced balance sheet with equity offerings and issuance of common stock for net proceeds of $50.5 million and warrant exercises of $4.5M; repaid, in full, outstanding debt obtained in 2019 and 2020.
  Concluded FY 2021 with $28.2 million in cash and equivalents compared to $.68 million in the prior year period, and $40.3 million in Stockholder’s Equity compared to $2.6 million in 2020.
  Loss per common share in year ended 2021 dropped to $0.36 from $2.21 for 2020.

FY 2021 Financial results

The Company recorded revenue of $1,420,680 in 2021, compared to $1,252,272 in 2020. Skyline division was responsible for the majority of the revenue, but Soluble showed significant growth, generating $233,293 and $2,870 in the years ended December 31, 2021 and 2020, respectively. Our gross profit margin was 66% in 2021, a 2% increase over 2020. Our margins increased 2021 primarily due to decreased cost of sales related to sales in the Skyline Medical business.

Operations expense increased by $346,856 to $2,698,565 in 2021 compared to $2,351,709 in 2020. The increase in operations expense in 2021 was primarily due to higher payroll costs and higher costs associated with cloud computing, offset by decreased costs associated with consulting. Sales and marketing expenses increased as well, growing to $774,530 in 2021 compared to $584,937 in 2020.

During the year ended December 31, 2021 we recorded an impairment of goodwill completing the full impairment of the goodwill acquired at the acquisition of Helomics in 2019. We incurred a loss on impairment of goodwill of $2,813,792 and $12,876,498 during 2021 and 2020, respectively. Our goodwill, related to Helomics, following the impairment was $0 and $2,813,792 at December 31, 2021 and December 31, 2020, respectively. We recorded a full impairment of $4,143,275 for Helomics acquired intangible assets and acquired software. On November 24, 2021, we recorded $6,857,790 in goodwill and $3,780,000 of intangible assets as a part of our acquisition of zPREDICTA.

Net cash used in operating activities was $12,208,929 in 2021, a slight decrease to net cash used of $12,257,732 in 2020, primarily due to reduced operating losses as well as decreased outflows related to payments on accounts payables and prepaid expenses, offset by increased payments for accrued expenses and other liabilities. Cash flows used in investing activities was $10,607,536 in 2021, and $167,456 in 2020. Cash flows used in investing activities in 2021 were primarily related to the acquisition of our zPREDICTA subsidiary and purchases of fixed assets.

Net cash provided by financing activities was $50,340,748 in 2021 compared to net cash provided of $12,952,689 in 2020. Cash flows provided by financing activities in 2021 were primarily due from proceeds from the issuance of common stock and warrants of $50,523,527 and proceeds from the exercise of warrants into common stock of $4,513,871, offset by repayment of debt and payment penalties of $5,236,214.

COVID-19 has continued to impact the Company’s capital and financial resources, including our overall liquidity position and outlook. For instance, our accounts receivable has slowed while our suppliers continue to ask for pre-delivery deposits. We incurred net losses of $19,657,174 and $25,884,397 for the years ended December 31, 2021, and December 31, 2020 respectively. As of December 31, 2021, and December 31, 2020, we had an accumulated deficit of $128,040,282 and $108,383,108, respectively.

About Predictive Oncology Inc.
Predictive Oncology Inc. (NASDAQ: POAI) is a knowledge-driven company focused on applying artificial intelligence (AI) to develop personalized cancer therapies, which can lead to more effective treatments and improved patient outcomes. Using artificial intelligence, Predictive Oncology utilizes a database of 150,000+ cancer tumors, categorized by patient type, against drug compounds to determine optimal therapies to be used to ultimately eliminate cancer.

As the drug discovery community realizes, a genomics-based approach to cancer research and drug development is insufficient to achieve the promise of personalized therapeutics. Predictive Oncology instead takes a multiomic approach, which considers the vast multitude of factors that make each cancer unique. Rather than operating based on the equivalent of a birds’ eye view, Predictive Oncology makes possible a more personalized and effective approach to cancer research and treatment.

Investor Relations Contact:
Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net

Forward-Looking Statements:
Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$28,202,615	$678,332
Accounts Receivable	354,196	256,878
Inventories	387,684	289,535
Prepaid Expense and Other Assets	513,778	289,490
Total Current Assets	29,458,273	1,514,235

Fixed Assets, net	2,511,571	3,822,700
Intangibles, net	3,962,118	3,398,101
Lease Right-of-Use Assets	814,454	1,395,351
Other Long-Term Assets	167,065	116,257
Goodwill	6,857,790	2,813,792
Total Assets	$43,771,271	$13,060,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$1,021,774	$1,372,070
Notes Payable – Net of Discounts of $0 and $244,830	-	4,431,925
Accrued Expenses and other liabilities	1,262,641	2,588,047
Derivative Liability	129,480	294,382
Deferred Revenue	186,951	53,028
Lease Liability – Net of Long-Term Portion	639,662	597,469
Total Current Liabilities	3,240,508	9,336,921

Other Long Term Liabilities	25,415	235,705
Lease Liability, long-term portion	239,664	845,129
Total Liabilities	3,505,587	10,417,755
Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below	-	-
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 authorized, 79,246 and 79,246 shares outstanding	792	792
Common Stock, $.01 par value, 200,000,000 and 100,000,000 authorized, 65,614,597 and 19,804,787 outstanding	656,146	198,048
Additional Paid-in Capital	167,649,028	110,826,949
Accumulated Deficit	(128,040,282)	(108,383,108)
Total Stockholders' Equity	40,265,684	2,642,681

Total Liabilities and Stockholders' Equity	$43,771,271	$13,060,436

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	Year Ended December 31,
	2021	2020
Revenue	$1,420,680	$1,252,272
Cost of goods sold	487,024	447,192
Gross profit	933,656	805,080
General and administrative expense	10,932,125	10,351,973
Operations expense	2,698,565	2,351,709
Sales and marketing expense	774,530	584,937
Loss on goodwill impairment	2,813,792	12,876,498
Loss on impairment intangibles	2,893,548	-
Loss on impairment of software acquired	1,249,727	-
Total operating loss	(20,428,631)	(25,360,037)
Other income	184,528	843,440
Other expense	(239,631)	(2,427,026)
Loss on early extinguishment of debt	-	(1,996,681)
Gain on derivative instruments	164,902	1,765,907
Gain on notes receivables associated with asset purchase	-	1,290,000
Net loss before income tax benefit	$(20,318,832)	(25,884,397)
Income tax benefit	(661,658)	-
Net loss	(19,657,174)	$(25,884,397)
Deemed dividend	-	554,287
Net loss attributable to common shareholders	$(19,657,174)	$(26,438,684)

Loss per common share - basic and diluted	$(0.36)	$(2.21)

Weighted average shares used in computation - basic and diluted	54,876,044	11,950,154